EXHIBIT 5.1

January 23, 2004

Primus Knowledge Solutions, Inc.

1601 Fifth Avenue

Suite 1900

Seattle, WA 98101

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Primus Knowledge Solutions, Inc., a Washington corporation (the “Company”), in connection with the filing under the Securities Act of 1933, as amended, of the above-referenced Registration Statement (the “Registration Statement”) relating to the registration of 1,234,692 shares of common stock, par value $0.025 per share (the “Shares”), of the Company.

In connection with the preparation and filing of the Registration Statement, we have reviewed the Company’s Articles of Incorporation and Bylaws and have made such other investigations as we deemed necessary in order to express the opinions set forth below. Based on the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable under the Washington Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm under the heading “Validity of Common Stock” in the Prospectus contained within the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act 1933. We express no opinion as to any matters not expressly set forth herein.

Very truly yours,

/s/ PRESTON GATES & ELLIS LLP